Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 15, 2024, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Arch Resources, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333 -282453) and related Joint Proxy Statement/Prospectus of CONSOL Energy Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

St. Louis, MO

November 18, 2024